Exhibit 4.3
Robinhood Markets, Inc.
DESCRIPTION OF CAPITAL STOCK
The following summary describes the material terms of the capital stock of Robinhood Markets Inc. (“Robinhood,”
the “Company,” “we,” or “us”) and provisions of our Amended and Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of our Charter and our Bylaws, each of which is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”).
Our Capital Stock
Authorized Capital Stock
Our authorized capital stock consists of 28,910,000,000 shares of capital stock, of which:
•21,000,000,000 shares are designated as Class A common stock, par value $0.0001 per share;
•700,000,000 shares are designated as Class B common stock, par value $0.0001 per share;
•7,000,000,000 shares are designated as Class C common stock, par value $0.0001 per share; and
•210,000,000 shares are designated as preferred stock, par value $0.0001 per share.
Common Stock
Pursuant to our Charter, our board of directors has the authority, without stockholder approval except as required by the listing standards of the Nasdaq, to issue additional shares of our Class A common stock and Class C common stock. Until August 2, 2036, the date that is 15 years from the completion of our initial public offering (the “Final Conversion Date”), any issuance of additional shares of Class B common stock, subject to certain exceptions as set forth in our Charter, requires the approval of the holders of at least 80% of the outstanding shares of Class B common stock, voting as a separate class.
Voting Rights
Holders of our Class A common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, holders of our Class B common stock are entitled to 10 votes per share on all matters to be voted upon by our stockholders and, except as otherwise required by applicable law, holders of our Class C common stock are not entitled to vote on any matter to be voted upon by our stockholders. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our Charter or applicable law. Specifically, Delaware General Corporation Law (the “DGCL”) could require either holders of our Class A common stock, our Class B common stock or our Class C common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our Charter to increase or decrease the par value of a class of stock, then that class would be required to vote separately as a class to approve the proposed amendment; and
•if we were to seek to amend our charter in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
In addition, under our Charter, until the Final Conversion Date, approval of at least 80% of the outstanding shares of Class B common stock, voting as a separate class, is required to:
•increase the number of authorized shares of our Class B common stock;
•amend or repeal, or adopt any provision of our Charter inconsistent with, or otherwise alter, any provision of our Charter that modifies the voting, conversion, or other rights, powers, preferences, privileges or restrictions of our Class B common stock;
•reclassify any outstanding shares of our Class A common stock into shares having rights as to dividends or liquidation that are senior to our Class B common stock or the right to have more than one vote for each share thereof;
•issue any shares of our Class B common stock, including by dividend, distribution or otherwise, subject to certain exceptions as set forth in our Charter;
•authorize, or issue any shares of, any class or series of our capital stock having the right to more than one vote for each share thereof;

•treat the shares of our Class B common stock differently in any payment of dividends to the holders of shares of our common stock, any subdivision or combination of the outstanding shares of our common stock, any distribution of assets of our Company to our stockholders in connection with any liquidation, dissolution or winding-up of our Company or any conversion of each share of our common stock into other securities as a result of a merger or consolidation of our Company with or into any other entity, or any other substantially similar transaction; or
•pay dividends or other distributions payable in shares of our common stock to holders of our common stock, unless holders of our Class A common stock receive such dividend or distribution in respect of their Class A common stock in shares of our Class A common stock, holders of our Class B common stock receive such dividend or distribution in respect of their Class B common stock in shares of our Class B common stock and holders of our Class C common stock receive such dividend or distribution in respect of their Class C common stock in shares of our Class C common stock.
Unless a different vote is required by applicable law or specifically required by our Charter or Bylaws, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter (other than the election of directors, which is described below) if (i) a majority of votes cast on such matter by stockholders and (ii) where a separate vote by a class or series or classes or series is required, a majority of the votes cast on such matter by stockholders of such class or series or classes or series, in each case present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter.
Subject to the rights of the holders of any series of our preferred stock to elect directors under specified circumstances, if a quorum exists at any meeting of stockholders, stockholders shall have approved the election of a director if a majority of the votes cast at any meeting for the election of such director are in favor of such election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors will be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. A “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the secretary of Robinhood.
Conversion of Class B Common Stock
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. All Class B common stock will automatically convert (as a class) into Class A common stock upon the earliest of (i) the date and time specified by the affirmative vote of the holders of at least 80% of the then-outstanding shares of Class B common stock, voting separately as a class, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date on which the number of then-outstanding shares of Class B common stock represents less than 5% of the aggregate number of shares of Class A common stock and Class B common stock then outstanding, (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that (A) each founder is no longer providing services to our Company as an officer, employee or consultant and (B) each founder is not a director of our Company as a result of a voluntary resignation by such founder from our board of directors or as a result of a written request or agreement by such founder not to be renominated as a director of our Company at an annual or special meeting of stockholders, (iv) nine months after the death or total disability of both founders (subject to a delay of up to 18 months as may be approved by a majority of our independent directors) or (v) the Final Conversion Date.
Shares of Class B common stock will also automatically convert into shares of Class A common stock upon sale or transfer except for certain permitted transfers described in our Charter. In addition, each share of Class B common stock held by a stockholder who is a natural person, or held by permitted transferees or permitted entities of such natural person (each as described in our Charter) will automatically convert into shares of Class A common stock nine months following the death or total disability of such natural person (subject to a delay of up to 18 months as may be approved by a majority of our independent directors). Notwithstanding the foregoing, in the event such natural person is a founder, to the extent (i) a person designated by such founder and approved by a majority of the independent directors then in office or (ii) the other founder, in each case, has or shares voting control over the shares of Class B common stock held by the deceased or disabled founder, such shares will be treated as being held of record by such person or other founder and will not convert into shares of Class A common stock as a result of such founder’s death or total disability.
Conversion of Class C Common Stock
Upon the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, each outstanding share of Class C common stock will convert automatically into one share of Class A common stock on the date or time fixed by our board of directors.
Dividend Rights
Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends.
Right to Receive Liquidation Distributions
If we liquidate, dissolve or wind up, after all liabilities and, if applicable, the holders of each series of our preferred stock have been paid in full, the holders of our common stock will be entitled to share ratably in all remaining assets.

No Preemptive or Similar Rights
Our common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions are applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
Pursuant to our Charter, our board of directors may issue shares of our preferred stock in one or more series and, subject to the applicable law of the State of Delaware, our board of directors may set the powers, rights, preferences, qualifications, limitations and restrictions of such preferred stock.
Our board of directors has the power to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and our board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of Robinhood.
Founders’ Voting Agreement
In connection with our initial public offering (the “IPO”), our founders (Vladimir Tenev and Baiju Bhatt) and some of their related entities (including estate planning vehicles) entered into a voting agreement, which became effective prior to the completion of our IPO (the “Founders’ Voting Agreement”), to which we are also a party. Pursuant to the Founders’ Voting Agreement, each of the founders and their related entities that are party to the Founders’ Voting Agreement (including entities made party by joinder, “Founder Affiliates”) agreed, upon the terms and subject to the conditions set forth therein, among other things: to vote all of their shares of common stock in favor of the election of each founder to, and against the removal of each founder from, our Board; to vote together in the election of other directors generally, subject to deferring to the decision of the Nominating and Corporate Governance Committee in the event of any disagreement between the founders; and to ensure that all of their shares are voted as described above, including causing their shares to be present in person or by proxy for purposes of constituting a quorum at the meeting of stockholders.
Under the Founders’ Voting Agreement, certain of the Founder Affiliates have granted to the other, unrelated founder, an irrevocable voting proxy with respect to shares of the Company’s common stock owned by such Founder Affiliate. Pursuant to the Founders’ Voting Agreement, each founder has granted, effective upon such founder’s death or permanent and total disability, a voting proxy to the other founder with respect to shares of our common stock held by such founder and over which such founder was entitled to vote (or direct the voting of) immediately prior to such founder’s death or permanent and total disability. The Founders’ Voting Agreement also grants to each founder and his respective Founder Affiliates a right of first offer in the event the other founder or any of his respective Founder Affiliates proposes to transfer any shares of Class B common stock in a transaction that would cause such shares of Class B common stock to convert to Class A common stock pursuant to our Charter; provided, however, that such right of first offer does not apply to the first 20 million Class B shares in the aggregate converted or transferred by each founder or his respective Founder Affiliates.
The Founders’ Voting Agreement will remain in effect until all Class B shares have converted into Class A shares. A copy of this agreement is incorporated by reference as an exhibit to the Form 10-K.
Equity Exchange Right Agreements
In connection with the IPO, we entered into exchange right agreements with our founders, which became effective immediately following the effectiveness of the filing of our Charter. Pursuant to the equity exchange right agreements, each of our founders has a continuing right (an “Equity Exchange Right”) but not an obligation to require us to exchange, for shares of Class B common stock, any shares of Class A common stock received by him upon the vesting and settlement of restricted stock units. The Equity Exchange Rights apply only to restricted stock units granted to our founders prior to the closing of our IPO on August 2, 2021.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and Our Bylaws
Provisions of the DGCL, our Charter and our Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of our Company to first negotiate with us.
Multi-Class Structure. As described above under “—Common Stock—Voting Rights,” our Charter provides for a multi-class common stock structure, as a result of which our founders will maintain, until the Final Conversion Date, significant influence over any matter requiring stockholder approval, including the election of directors, the adoption of any amendments to our Charter or the Bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.

Board Classification. Until the third annual meeting of stockholders following the effectiveness of our Charter, our board of directors is divided into three classes (Class I, Class II and Class III), one class of which is elected each year by our stockholders. The first term of office of the Class I directors expires at the first annual meeting of stockholders following the effectiveness of our Charter, the first term of office of the Class II directors expires at the second annual meeting of stockholders following the effectiveness of our Charter and the first term of office of the Class III directors expires at the third annual meeting of stockholders following the effectiveness of our Charter. Our Charter provides that our board of directors will be fully declassified by the third annual meeting of stockholders following the effectiveness of our Charter so that:
•at the first annual meeting of stockholders following the effectiveness of our Charter, the Class I directors will be elected for a term of office to expire at the third annual meeting of stockholders following the effectiveness of our Charter;
•at the second annual meeting of stockholders following the effectiveness of our Charter, the Class II directors will be elected for a term of office to expire at the third annual meeting of stockholders following the effectiveness of our Charter; and
•as of and after the third annual meeting of stockholders following the effectiveness of our Charter, all directors will be elected for one-year terms and will be up for election at each successive annual meeting.
During the time that our board of directors is classified, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of our Company because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.
Undesignated Preferred Stock. Pursuant to our Charter, our board of directors has the power to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and our board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our Company.
Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. Our Charter provides that any vacancies, including any newly created directorships, on our board of directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.
Special Meeting. Our Bylaws provide that special meetings of the stockholders may be called by (i) the chair of our board of directors, (ii) the lead independent director, if any, (iii) our board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if all vacancies or unfilled directorships were filled, or (iv) subject to certain procedural requirements, the chair of our board of directors or the secretary of our Company at the written request of stockholders of record owning at least 25% of the voting power entitled to vote on the matter or matters entitled to vote at the meeting.
Our Bylaws do not permit a special meeting to be held at the request of stockholders if (i) the business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, our Charter or our Bylaws, (ii) our board of directors has called for or calls for an annual meeting to be held within 90 days after the special meeting request is delivered to the secretary of our Company and our board of directors determines that the business of the annual meeting includes an item of business that is identical or substantially similar (a “Similar Item”) to an item of business included in the special meeting request, (iii) the business conducted at the most recent annual meeting or any special meeting held within one year prior to the receipt of the special meeting request included a Similar Item or (iv) the special meeting request is delivered between 61 and 365 days after the earliest date of signature on a different request for a special meeting relating to a Similar Item.
Removal of Directors by Stockholders. Our Charter and our Bylaws provide that directors may be removed by stockholders (i) until our board of directors is no longer classified, only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote, and (ii) from and after the date our board of directors is no longer classified, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote.
Stockholder Action. Our Charter provides that our stockholders may not take action by written consent for any matter and will only be able to take action at a duly called annual or special meeting of stockholders, except that for so long as any shares of our Class B common stock are outstanding, our Class B stockholders may take action by written consent for any action required or permitted to be taken by our Class B stockholders, voting separately as a class.
Advance Notice of Director Nominations and Stockholder Proposals. Our Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before annual or special meetings of stockholders, as the case may be, and also specify certain requirements regarding the form, content and timing of such notice. These provisions might preclude our stockholders from making nominations for directors or bringing other business before our annual or special meetings of stockholders, as the case may be, if the specified requirements are not satisfied.
Amendments to Our Charter and Our Bylaws. Under the DGCL, provisions of our Charter may not be adopted, altered, amended or repealed by stockholder action alone. Any such adoption, alteration, amendment or repeal to any provision of our Charter requires a board resolution approved by the majority of the outstanding capital stock entitled to vote. In addition, until the Final Conversion Date, an adoption, alteration, amendment or repeal of any provision of the Charter that affects the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B common stock requires the approval of at least 80% of the outstanding shares of Class B common stock, voting as a separate class.
Our Charter provides that our stockholders may adopt, amend, alter or repeal any provision of our Bylaws upon the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, our board of directors may also adopt, amend, alter or repeal any provision of our Bylaws.
Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder before the time that the person became an interested stockholder;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or
•the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our Company.
No Cumulative Voting. Our Charter prohibits cumulative voting in the election of directors.
Exclusive Forum. Under our Charter, unless we consent to a different forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action or proceeding arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, our Charter or our Bylaws, (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of our Charter or our Bylaws, (v) any action or proceeding asserting a claim that is governed by the internal affairs doctrine or (vi) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware may only be brought before the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware)), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. In addition, any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, may only be brought before the federal district courts of the United States. Nothing in our Charter precludes stockholders that assert claims under the Exchange Act from bringing such claims in any court, subject to applicable law.
Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to these exclusive forum provisions. The enforceability of similar choice of forum provisions in other companies’ charters and bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in our Charter to be inapplicable or unenforceable.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter and our Bylaws include provisions that require us to indemnify, to the fullest extent allowable under the laws of the State of Delaware, any person who is or was a director or officer of our Company or serving at our request in any capacity at another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as the case may be. Our Charter and our Bylaws also provide that we must indemnify and advance reasonable expenses to such persons, subject to our receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. We are also expressly authorized to carry directors’ and officers’ insurance to protect us and our directors and officers for some liabilities.
The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission if a director breaches his or her fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Listing
Our Class A common stock is listed on the Nasdaq under the symbol “HOOD”.